Exhibit 10.6

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of September 8, 2015, by and among RG Parent, LLC, a Delaware limited liability company (the “Company”), Joe’s Jeans, Inc., a Delaware corporation (“Parent”, and, together with the Company, the “Merger Parties”), and Joseph M. Dahan (the “Stockholder”).

RECITALS

A.                                    Concurrently with the execution of this Agreement, the Merger Parties and JJ Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, provides for the merger of Merger Sub with and into the Company with the Company being the surviving entity (the “Merger”).

B.                                    As a condition and an inducement to the Merger Parties’ willingness to enter into the Merger Agreement, the Merger Parties have required that the Stockholder agrees, and the Stockholder has agreed to, enter into this Agreement with respect to all common stock, par value $0.10 per share, of Parent (the “Parent Common Stock”) that the Stockholder owns beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record.

C.                                    The Stockholder is the beneficial or record owner, and has either sole or shared voting power over, such number of shares of the Parent Common Stock (the “Parent Stock”) as is indicated opposite the Stockholder’s name on Schedule A attached hereto.

D.                                    The Merger Parties desire that the Stockholder agrees, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below), and to vote its Subject Securities in a manner so as to facilitate consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                      Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.  When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Expiration Time” shall mean the earlier to occur of (i) the date upon which the Merger becomes effective and (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms.

“Permitted Transfer” shall mean, in each case, with respect to the Stockholder, so long as (i) such Transfer is in accordance with applicable Law and (ii) the Stockholder is and at all times has been in compliance with this Agreement, any Transfer of Subject Securities by the Stockholder to any Person so long as such Person, in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Person agrees to become a party to this Agreement and be subject to the restrictions applicable to the Stockholder and otherwise become a party for all purposes of this Agreement (including, without limitation, the grant of proxies pursuant to Section 4 hereof); provided, that no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement, other than with respect to the Parent Stock transferred in accordance with the foregoing provision.

“Specified Matters” shall mean the (i) adoption of an amendment to Parent’s certificate of incorporation to increase the authorized number of shares of Parent Common Stock and to effect a 1 for 30 reverse stock split of the Parent Common Stock (ii) approval of the issuance of Parent Common Stock in connection with the Merger and the issuance of Parent Common Stock upon conversion of preferred stock, par value $0.10 per share, of Parent to be issued by Parent in connection with the consummation of the Merger pursuant to the Stock Purchase Agreement and (iii) any other matter to be voted on as a required condition to closing of the Merger and the transactions contemplated therein.

“Subject Securities” shall mean, collectively, the Parent Stock and the New Parent Stock.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Subject Securities (or any security convertible or exchangeable into Subject Securities) or interest in any Subject Securities, excluding, for the avoidance of doubt, entry into this Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise.  For purposes of this Agreement, “capital stock” shall include interests in a limited partnership.

2.                                      Agreement to Retain the Parent Stock.

2.1                               Transfer and Encumbrance of Subject Securities.  Other than a Permitted Transfer, hereafter until the Expiration Time, the Stockholder agrees, with respect to any Subject Securities beneficially owned by the Stockholder, not to (i) Transfer any such Subject Securities, or (ii) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2                               Additional Purchases.  The Stockholder agrees that any Parent Common Stock and other capital shares of Parent that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires sole voting power after the execution of this Agreement and prior to the Expiration Time (the “New Parent Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Parent Stock.

2.3                               Unpermitted Transfers.  Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio.

3.                                      Agreement to Vote and Approve.  Hereafter until the Expiration Time, at every meeting of the stockholders of Parent called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following matters, the Stockholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the Parent Stock and any New Parent Stock owned by the Stockholder: (i) in favor of the Specified Matters, and (ii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article V of the Merger Agreement not being fulfilled, and (b) any action which could reasonably be expected to delay, postpone or adversely affect consummation of the transactions contemplated by the Merger Agreement.

4.                                      Irrevocable Proxy.  By execution of this Agreement, the Stockholder does hereby appoint and constitute the Company, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorney-in-fact and irrevocable proxy, to the fullest extent of the Stockholder’s rights with respect to the Subject Securities beneficially owned by the Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof; provided, however, that the foregoing shall only be effective if the Stockholder fails to be counted as present, to consent or to vote the Stockholder’s Subject Securities, as applicable, in accordance with Section 3 above.  The Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Time (at which time this proxy shall automatically be revoked) for all purposes and hereby revokes any proxy previously granted by the Stockholder with respect to its Subject Securities.  The Stockholder hereby ratifies and confirms all actions that the proxy appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5.                                      Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to the Company Parties as follows:

5.1                               Due Authority.  The Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof.  This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

5.2                               Ownership of the Parent Stock.  As of the date hereof, the Stockholder (i) is the beneficial or record owner of the Parent Common Stock indicated on Schedule A hereto opposite the Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule A or as would not prevent the Stockholder from performing its obligations under this Agreement, and (ii) has sole voting power over all of the Parent Stock beneficially owned by the Stockholder.  As of the date hereof, the Stockholder does not own, beneficially or of record, any capital stock or other securities of Parent other than the Parent Common Stock set forth on Schedule A opposite the Stockholder’s name.  As of the date hereof, the Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of Parent except as set forth on Schedule A opposite the Stockholder’s name.

5.3                               No Conflict; Consents.

(a)                                 The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the obligations under this Agreement and the compliance by the Stockholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Stockholder, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent Stock beneficially owned by the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder is bound.

(b)                                 No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

5.4                               Absence of Litigation.  There is no Action pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6.                                      Termination.  This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time.

7.                                      Notice of Certain Events.  The Stockholder shall notify the Company promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Stockholder under this Agreement and (b) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party.

8.                                      Miscellaneous.

8.1                               Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.2                               Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.3                               Amendments and Modifications.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

8.4                               Specific Performance; Injunctive Relief.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at Law or in equity.  Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

8.5                               Notices.  All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)                                 if to the Stockholder, to it at:

With a copy to (which shall not constitute notice)

(b)         if to Parent, to:

Joe’s Jeans, Inc.

2340 S. Eastern Avenue

Commerce, CA 90040

Attention: Interim Chief Executive Officer

Fax: (323) 837-3791

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue NW

Washington DC 20036

Attention: Russell W. Parks Jr.

Erica D. McGrady

Fax:  (202) 887-4288

Email: rparks@akingump.com

emcgrady@akingump.com

(b)         if to the Company, to:

RG Parent, LLC

c/o Tengram Capital Partners

15 Riverside Avenue, First Floor

Westport, CT 06880

Attention: Andrew R. Tarshis

Facsimile: (203) 454-6998

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Fax:  (213) 687-5600

Attention:  Jeffrey H. Cohen

Andy D. Garelick

Email: jeffrey.cohen@skadden.com

andrew.garelick@skadden.com

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

8.6                               Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regarding to any provisions relating to choice of laws among different jurisdictions.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.7                               WAIVER OF JURY TRIAL.  EACH OF THE COMPANY PARTIES AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY PARTIES OR THE SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.8                               Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

8.9                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

8.10                        Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

8.11                        No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed and delivered by all parties thereto, and (ii) this Agreement is executed and delivered by all parties hereto.

8.12                        Legal Representation.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

8.13                        Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

8.14                        Action in Stockholder Capacity Only.  The parties acknowledge and agree that this Agreement is entered into by the Stockholder solely in his capacity as the beneficial owner or record holder of Parent Stock and nothing in this Agreement shall restrict, limit or affect (or require the Stockholder to attempt to restrict, limit or affect) in any respect any actions taken by the Stockholder as a director, trustee, officer or fiduciary of Parent in his, her or its capacity as a director, trustee, officer or fiduciary of Parent.

8.15                        Documentation and Information.  The Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of the Stockholder’s identity and holdings of the Parent Stock, and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Merger or any other transaction contemplated by the Merger Agreement. As promptly as reasonably practicable, the Stockholder shall notify Parent and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent the Stockholder becomes aware that any have become false or misleading in any material respect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

RG PARENT, LLC

By:	/s/ William Sweedler
Name: William Sweedler
Title: Chairman

JOE’S JEANS, INC.

By:	/s/ Hamish Sandhu
Name: Hamish Sandhu
Title: CFO

[Signature Page to Voting Agreement]

STOCKHOLDER:

/s/ Joseph M. Dahan
Joseph M. Dahan

[Signature Page to Voting Agreement]

SCHEDULE A

Name	Common Stock
Joseph M. Dahan	12,022,521
Total:	12,022,521